                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                                                                                                                  WII
                                                                           PREDECESSOR                       COMPONENTS, INC.
                                                ----------------------------------------------------------  ------------------
                                                                                                 THREE             NINE
                                                           FISCAL YEAR ENDED                  MONTHS ENDED     MONTHS ENDED
                                                ------------------------------------------      MARCH 31,       DECEMBER 31,
                                                 1999        2000        2001        2002         2003             2003
                                                ----------------------------------------------------------  ------------------
RATIO OF EARNINGS TO FIXED CHARGES:
Income before provision for income taxes,
discontinued operations and cumulative
effect of accounting change                     $ 1,564    $ (3,399)    $ 2,902   $ 12,601      $ 3,914          $ 10,404

Fixed Charges:
Interest expense (a)                              4,892       5,089       4,409      3,358          835             6,343
Interest portion of rent expense (b)                102         132         101         84           22                66
                                                -------    --------     -------   --------      -------          --------
  Total fixed charges                             4,994       5,221       4,510      3,442          857             6,409
                                                -------    --------     -------   --------      -------          --------

Total earnings (c)                              $ 6,558    $  1,822     $ 7,412   $ 16,043      $ 4,771          $ 16,813

  Ratio of earnings to fixed charges                1.3          --         1.6        4.7          5.6               2.6
  Ratio of coverage deficiency                       --         (d)          --         --           --                 --

(a)  Interest expense includes amortization of deferred financing fees.

(b) Includes approximately one-third of the rent expense for each period presented which management believes is a reasonable approximation of the interest component of such rentals.

(c) Total earnings includes income before provision for income taxes, discontinued operations and cumulative effect of accounting change, less fixed charges.

(d) Due to the loss from operations for the year ended December 31, 2000, there were insufficient earnings of $3.4 million to cover fixed charges.